EXHIBIT 99.1

GETFUGU AND HEALTH MATRIX IN $5 MILLION LICENSING DEAL

SAN FRANCISCO, Sept. 10, 2009 (GLOBE NEWSWIRE) -- GetFugu, Inc. (OTCBB:GFGU - News), www.getfugu.com, the revolutionary new method of accessing the Internet through mobile phones, revealed today that Health Matrix, http://www.healthmatrix.net, a provider of the latest interactive technology linking health care providers, insurance and pharmaceutical companies, employers and consumers has licensed specially-customized technology from GetFugu that will bring the technology company $5 million in pre-launch revenue. The announcement was made today by Bernard Stolar, GetFugu's CEO, and Dr. M. Kharazmir, CEO of Health Matrix.

Health Matrix has engaged GetFugu to deploy its innovative suite of health care solutions through GetFugu's unique interactive platform. Health Matrix provides solutions to reduce and optimize overall health care cost, while targeting physicians, who are among the earliest adopters of smart phones and PDAs, medical providers, employers, and consumers seeking the latest information on drugs and medical services. "After evaluating many systems for our complex needs, we are happy to finally structure a deal with GetFugu, the only turnkey technology that is appropriate for the medial services we provide."

Physicians can click on or say a product name to immediately access information about a drug, request samples, see interactions with other drugs and go immediately to a manufacturer's website. Consumers can use GetFugu's apps to immediately locate a pharmacy, obtain discount coupons, access a network of 500,000 medical providers at discounted rates or locate a doctor specializing in any condition. With some 950,000 healthcare providers in a revenue sharing arrangement with GetFugu, the Company is projecting $20M revenue in year three, with only a 3% adoption rate. Pharmaceutical companies participating at the same rate, predict a gross revenue figure of an additional $75M.

Mobile advertising is projected to grow from $421 million in the U.S. in 2006, to $4.7 billion in 2011, with over 10 million adults using their smart phones to look up medical information each year.

GetFugu premiered its four unique "See It," vision recognition (ARL) "Say It," voice recognition (VRL) "Find It," location recognition (GRL) and "Get It," Hot-Spotting services at GigaOM's Mobilize 09 conference and trade show in San Francisco, on 09/09/09, and will swiftly deploy it around the world thereafter.

About GetFugu:

GetFugu, Inc. is the first technology architect to provide a carrier agnostic, platform agnostic mobile search platform. GetFugu will change the way people access the web with their mobile phones. It is designed to encourage use of its applications by simply integrating the mobile phones' core strengths (image recognition, voice recognition, location recognition) into a single customizable application. Additionally, GetFugu offers the only mobile hot-spotting ecommerce platform available worldwide today. The GetFugu platform will be available for 97% of the mobile phones available (over 3.3 billion handsets) worldwide.

About Health Matrix:

Health Matrix is located is at 720 Paularino, Suite 202, Costa Mesa, CA 92626. 1-877-470-Heal. Contact: Ross Casabonne - ross1@moreimpressions.com

Contact:

Public Communications Co.
Michael Selsman
310-553-5732